Exhibit 10(b)

March 16, 2012

Board of Directors
NextEra Energy, Inc.
700 Universe Boulevard
Juno Beach, FL 33408
Re: Waivers under Certain Agreements
Ladies and Gentlemen:
I am writing to you in connection with the proposed change, to be effective on July 1, 2012, in my employment status with NextEra Energy, Inc. (the “Corporation”) from my current service as Chairman and Chief Executive Officer of the Corporation to my proposed service as Executive Chairman of the Board (the “Executive Chairman”).
To facilitate my proposed transition from Chairman and Chief Executive Officer to Executive Chairman, I am waiving certain of my rights as specified below under the Amended and Restated Employment Letter dated December 10, 2009 between me and the Corporation (the “Employment Letter”), the Amended and Restated Executive Retention Employment Agreement effective December 10, 2009 between me and the Corporation (the “Retention Agreement”), the LTIP and the LTIP Award Agreements (as defined in this letter). Any defined term used but not defined in this letter has the meaning given to that term in the Employment Letter or the Retention Agreement, as applicable.
I hereby irrevocably waive (subject only to the penultimate paragraph of this letter) my right under the Employment Letter to assert that any of the following shall constitute Good Reason under and for purposes of the Employment Letter: (1) my ceasing to serve as Chief Executive Officer of the Corporation effective on July 1, 2012; (2) the appointment by the Board of me as Executive Chairman effective on July 1, 2012; (3) the assignment to me by the Board effective on July 1, 2012 or thereafter of duties and responsibilities as Executive Chairman which are materially inconsistent with the duties and responsibilities previously assigned to me by the Board as Chief Executive Officer of the Corporation; (4) the appointment by the Board of any other individual as Chief Executive Officer of the Corporation effective on July 1, 2012 or from time to time thereafter; and (5) any reduction in my target LTIP compensation for 2013 from the target LTIP compensation for 2013 to which I would otherwise be entitled under the Employment Letter.
I also hereby irrevocably waive (subject only to the penultimate paragraph of this letter) my right under the Retention Agreement, the LTIP and all award agreements issued to me from time to time under the LTIP (the “LTIP Award Agreements”), to receive, and/or to assert that I am, or shall be, entitled to receive, any payments or other benefits as a result of, or in connection with, a Change of Control or a Potential Change of Control (including, without limitation, any Gross-Up Payment) or Change in Control (as defined in the LTIP) that otherwise would be payable to me pursuant to Section 5, 6, 7, 8 or 11, or any other provision, of the Retention Agreement or pursuant any provision of the

LTIP or any LTIP Award Agreement. Notwithstanding the preceding sentence, and consistent with my current rights under the LTIP and the LTIP Award Agreements, I will become vested in the then-unvested portion of the awards issued pursuant to the LTIP Award Agreements if, in connection with any such Change of Control or Change in Control, such awards are not replaced, assumed or continued pursuant to the LTIP and the LTIP Award Agreements.
I have today advised the Compensation Committee and the Board that I intend to retire from my position as Executive Chairman effective on December 31, 2013, and I hereby covenant and agree (subject only to the penultimate paragraph of this letter) to retire effective on such date or on such other date as the Board and I may otherwise agree in writing.
In consideration of my waiver of rights under the Employment Letter, the Retention Agreement, the LTIP and the LTIP Award Agreements as set forth in this letter, and of my other covenants and agreements set forth in this letter, the Corporation hereby covenants and agrees as follows: (1) to appoint me as Executive Chairman effective on July 1, 2012; (2) not to materially diminish my duties and responsibilities as Executive Chairman from time to time during the term of my employment under the Employment Letter from the duties and responsibilities set forth on Annex 1 to this letter without my prior written consent; (3) not to set or maintain my target LTIP compensation for 2013 at an amount that is less than 63% of my target LTIP compensation for 2012; (4) upon my retirement from my position as Executive Chairman effective on December 31, 2013 or on such other date as the Board and I may otherwise agree in writing, such retirement shall be deemed to be an Approved Early Retirement for all purposes under the Employment Letter and a corresponding or substantially similar event for all purposes under each of the LTIP Award Agreements; and (5) the occurrence of an Effective Date or Employment Period under the Retention Agreement shall not be deemed to have occurred for purposes of the Employment Letter or any LTIP Award Agreement, notwithstanding the actual occurrence of facts which would otherwise constitute such an Effective Date or Employment Period. In the event that any of the covenants and agreements of the Corporation specified in clauses (1) through (5) of the preceding sentence is not satisfied, and in addition to any other rights that I may have under the Employment Letter, the Retention Agreement, any LTIP Award Agreement or otherwise, my waivers, covenants and agreements in this letter will, upon written notice given by me to the Corporation reasonably promptly, be null and void as of the date of this letter.
Except as expressly amended by this letter, the terms of the Employment Letter, the Retention Agreement and all LTIP Award Agreements in effect as of the date of this Letter Agreement will remain in full force and effect in accordance with their respective terms. This letter will be governed by and construed and enforced in accordance with the law of the State of Florida, without reference to rules relating to conflicts of law.
Very truly yours,
LEWIS HAY, III
Lewis Hay, III

Accepted and Agreed:
NextEra Energy, Inc.

By:	J. BRIAN FERGUSON
J. Brian Ferguson Chairman, Compensation Committee

Annex 1

Duties and Responsibilities as Executive Chairman

1.	Performance of all historic and traditional duties and responsibilities of Chairman of the Board.

2.	Direct responsibility for functions reporting through Legal, Federal Governmental Affairs and Human Resources.

3.	Active input on strategy and strategic matters.

4.	Talent development and leadership training.

5.	Primary responsibility for industry associations: EEI, INPO, NEI, U.S. Chamber of Commerce and Business Roundtable.

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